Exhibit (a)(1)(M)

FORM OF E-MAIL TO ELIGIBLE HOLDERS TO CONFIRM RECEIPT OF
E-MAIL ANNOUNCEMENT

The Company sent you an e-mail on April 9, 2007, with important information about your unexercised stock options and a program we have established that should eliminate extra tax liability with respect to your unexercised options.

Please reply to this e-mail to confirm that you received the April 9, 2007 e-mail referred to above.

FORM OF E-MAIL REMINDER TO ELIGIBLE HOLDERS

As outlined in an e-mail dated April 9, 2007, and in the documents referred to in that e-mail, Internal Revenue Code Section 409A imposes adverse tax consequences (including recognition of taxable ordinary income at vesting, an additional 20% tax and interest charges) on stock options that (i) had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the correct option grant date as determined by us and (ii) that vest after December 31, 2004. Corresponding provisions of some states’ tax laws, including California’s, also impose similar adverse tax consequences on certain options.  These taxes are in addition to ordinary income and employment taxes on stock options.  We refer to these additional federal and state taxes as “Section 409A taxes.”  The Company will not reimburse you for Section 409A taxes on options that were exercised after your receipt of our March 15, 2007 notice to you regarding these taxes.

You are receiving this e-mail because our records indicate that some of your Disney stock options are subject to Section 409A taxes. The Company has offered you, through a “Tender Offer,” the opportunity to eliminate the Section 409A taxes on your unexercised affected stock options by amending the exercise price of such options and receiving cash payments. Note that if you wish to participate in the Tender Offer and eliminate the Section 409A taxes, you will need to access the offer website at http://tenderoffer.pixar.com to complete the required election form in accordance with the instructions posted on that website. If you are not able to submit your election form electronically via the offer website as a result of technical problems, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete and sign a paper election form and submit it to Disney by fax to Yvonne Brazil at (510) 922-3540.  To obtain a paper election form, please e-mail corp.409AQuestions@disney.com and include your telephone number, and we will call you.  You may also call Yvonne Brazil at (510) 922-3742.

The election form must be received by the Company via the offer website or by fax no later than 5:00 p.m., Pacific Time, on Friday, May 4, 2007. However, participation in this offer is completely voluntary. You are not required to accept this offer.

All of the details of the Company’s offer to you are included in the e-mail dated April 9, 2007 and the documents referred to in that e-mail. For more information on how to participate in the offer, you should e-mail corp.409AQuestions@disney.com and include your telephone number, and we will call you.  You may also call Yvonne Brazil at (510) 922-3742.

FORM OF FINAL REMINDER E-MAIL TO ELIGIBLE HOLDERS WHO HAVE NOT
RESPONDED TO THE OFFER

Subject:  FINAL NOTICE: ACTION REQUIRED - Section 409A Income Tax Liability

As of today, we have not yet received your election form to accept the tender offer solution that has been designed to protect certain of your stock options from adverse tax consequences under Section 409A of the Internal Revenue Code and California tax law. This will be the final reminder of your ability to participate in this offer.

As outlined in an e-mail dated April 9, 2007, and in the documents included with that e-mail, Internal Revenue Code Section 409A imposes adverse tax consequences (including recognition of taxable ordinary income at vesting, an additional 20% tax and interest charges) on stock options that (i) had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the correct option grant date as determined by us and (ii) that vest after December 31, 2004. Corresponding provisions of California law also impose similar adverse tax consequences on certain options.  These taxes are in addition to ordinary income and employment taxes on stock options.  We refer to these additional federal and state taxes as “Section 409A taxes.”  The Company will not reimburse you for Section 409A taxes on options that were exercised after your receipt of our March 15, 2007 notice to you regarding these taxes.

If you wish to participate in the Tender Offer and avoid the Section 409A taxes, you will need to access the offer website at http://tenderoffer.pixar.com to complete the required election form in accordance with the instructions posted on that website. If you are not able to submit your election form electronically via the offer website as a result of technical problems, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete and sign a paper election form and submit it to Disney by fax to Yvonne Brazil at (510) 922-3540.  To obtain a paper election form, please e-mail corp.409AQuestions@disney.com and include your telephone number, and we will call you.  You may also call Yvonne Brazil at (510) 922-3742.

If you do not submit your completed election form to the Company by the deadline, you will likely be subject to the Section 409A taxes described above and in the April 9, 2007 e-mail and the documents attached to that e-mail.

All of the details of the Company’s offer to you, including detailed discussions of the tax consequences of participating in the offer or declining to participate in the offer, were included in the e-mail dated April 9, 2007.  For further information, you may e-mail corp.409AQuestions@disney.com and include your telephone number, and we will call you.  You may also call Yvonne Brazil at (510) 922-3742.